Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Scott C. Beasley,
Chief Financial Officer
Construction Products, Energy Equipment and Inland Barge Groups
April 26, 2018
Thank you Melendy, and good morning everyone. Over the years, Trinity has built a strong platform of market-leading businesses to serve infrastructure markets. I am honored to be part of the new company’s exciting future. We are working well together as a leadership team, and Antonio and I look forward to sharing more details about the company and our strategy in the upcoming months. Today, I will provide commentary on the Energy Equipment, Inland Barge, and Construction Products groups, and you will hear directly from Antonio on future earnings calls.
Turning to results for the first quarter….the Energy Equipment Group reported lower revenues and operating profit compared to last year. Overall, our results continue to reflect mixed market conditions for our Energy Equipment businesses. Additionally, our wind towers business experienced a one-time impact from new revenue recognition rules that will be detailed in our 10-Q filed later today.
One factor driving our year-over-year decline in Energy Equipment revenues was the amendment of a long-term wind tower agreement that we discussed on our last earnings call. This agreement extended deliveries into 2020, but reduced expected volumes in 2018. We continue to anticipate a relatively stable level of wind tower production throughout this year. As we have indicated on many of our previous calls, the scheduled phase out of the production tax credit for wind power continues to put pressure on wind tower margins.
On a positive note, our utility structures business improved its year-over-year performance during the first quarter, driven by increased volumes and pricing. Project sizes remain small, but bidding activity continues to be strong. We remain optimistic about long-term market fundamentals. The country’s need to replace aging infrastructure, to improve the reliability of the grid, and to connect renewables and other new sources of generation, continue to support our positive long-term view of this business.
In our Inland Barge Group, our first quarter revenues and operating profit were down significantly year-over-year. An oversupply of barges in dry and liquid markets has persisted, although utilization levels for our customers appear to be improving.
We received orders for new barges totaling $57 million during the quarter. Our quarter-end backlog totaled $125 million, increasing 27% since year end. We were pleased to extend our backlog. The orders received during the quarter largely reflected strategic buying decisions by our customers, and inquiries in the 2nd quarter have been encouraging, particularly on the liquids side. At our current low level of production, we remain focused on cost-control and finding opportunities to generate operating leverage.
In our Construction Products Group, on a similar level of revenues, first quarter operating profit increased year-over-year to $19.4 million. The increase reflects higher volumes in our construction aggregates and trench shoring businesses. The increase was offset in part, by reduced volumes in our highway products business. This was largely due to lost capacity at one of our facilities from a previously disclosed equipment failure.
In our Construction Aggregates business, overall market conditions remain favorable, and we continue to seek opportunities to grow this business.
Finally, the trench shoring acquisition that we made in the 3rd quarter of 2017 continues to contribute to the positive year-over-year performance of the rest of our Construction Products Group.

From a market perspective, demand fundamentals for our Construction Products Group remain strong. We believe our platform of businesses is well positioned to benefit from economic growth in our key markets and long-term infrastructure spending.
I will now turn the presentation over to Eric.